UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

Texas Regional Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Filed by:  Texas Regional Bancshares, Inc.

Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934

Subject Company:  Texas Regional Bancshares, Inc.
Commission File No. 000-14517

On July 17, 2006, Texas Regional Bancshares, Inc. issued the following communication:

FOR IMMEDIATE RELEASE
July 17, 2006

TEXAS REGIONAL BANCSHARES, INC.
REPORTS SECOND QUARTER EARNINGS

MCALLEN, TEXAS—Texas Regional Bancshares, Inc. (Texas Regional or the Company) (NASDAQ: TRBS), bank holding company for Texas State Bank, today reported net income for second quarter 2006 of $14,759,000, or $0.27 per diluted common share, compared to $21,914,000, or $0.40 per diluted common share, for second quarter 2005. All per share amounts for prior periods have been adjusted for the 10 percent stock dividend declared by Texas Regional on March 14, 2006 and distributed on April 13, 2006 to common shareholders of record on March 31, 2006. Return on average assets and return on average shareholders’ equity were 0.88 percent and 8.90 percent, respectively, compared to 1.43 percent and 14.26 percent, respectively, for the corresponding 2005 period.

For the six months ended June 30, 2006, net income was $37,770,000, or $0.69 per diluted common share, compared to $45,713,000, or $0.83 per diluted common share, for the corresponding 2005 period. Return on average assets and return on average shareholders’ equity were 1.15 percent and 11.80 percent, respectively, for the six months ended June 30, 2006, compared to 1.51 percent and 15.07 percent, respectively, for the corresponding 2005 period.

The results for the second quarter and six months ended June 30, 2006 compared to the second quarter and six months ended June 30, 2005 were primarily affected by two factors.  The six months ended June 30, 2005 results include special distributions received during the first and second quarters of 2005, as a result of the merger of PULSE EFT Association with Discover Financial Services, a business unit of Morgan Stanley.  In the second quarter of 2006, the Company recorded additional provision for loan losses primarily as a result of charge-offs on three large loan relationships.

Texas Regional completed the acquisition of Mercantile Bank & Trust, FSB (Mercantile) on January 14, 2005. The results of operations for Mercantile have been included in the consolidated financial statements since the date of acquisition.

Operating Highlights

Net interest income of $62,868,000 for second quarter 2006 increased $4,787,000 or 8.2 percent over second quarter 2005. Average interest-earning assets, the primary factor in net interest income growth, increased 9.8 percent from second quarter 2005 to $6,142,162,000 for second quarter 2006. The net interest margin, on a tax-equivalent basis, for second quarter 2006 was 4.20 percent, a decrease of three basis points compared to second quarter 2005.

For the six months ended June 30, 2006, net interest income totaled $124,508,000, reflecting a $9,015,000 or 7.8 percent increase from the corresponding 2005 period. This growth resulted principally from an increase of 9.6 percent in average interest-earning assets to $6,070,243,000 for the six months ended June 30, 2006 compared to the corresponding 2005 period. The net interest margin, on a tax-equivalent basis, for the six months ended June 30, 2006 was 4.23 percent, a decrease of four basis points compared to the corresponding 2005 period.

The provision for loan losses was $16,749,000 for second quarter 2006 compared to $5,801,000 for second quarter 2005. The increase in the provision for loan losses is primarily attributable to net charge-offs of $18,665,000 during the second quarter 2006, compared to net charge-offs of $5,092,000 during the second quarter 2005.  For the six months ended June 30, 2006, provision for loan losses was $21,620,000 compared to $11,208,000 for the corresponding 2005 period. The increase in the provision for loan losses is primarily attributable to net charge-offs of $22,551,000 during the six months ended June 30, 2006, compared to $9,734,000 of net charge-offs for the corresponding 2005 period.

Net charge-offs during the second quarter 2006 were adversely impacted by losses sustained on three large nonaccruing loan relationships totaling $11,378,000.  The customers involved in each of the loan relationships continued to experience deteriorations in their respective businesses and prospects during the second quarter of 2006.  In connection with the Company’s second quarter evaluation of these loan relationships, the Company decided to discontinue extending credit to these borrowers and the loan balances have been reduced to balances which management currently believes will be collectible.  The Company plans to continue to pursue collection of these notes.  After careful review, management determined that the increase in the amount of the provision for loan losses was necessary to maintain an adequate allowance for future probable losses in the loan portfolio, after giving effect to the charge-offs during the second quarter 2006.

The allowance for loan losses as a percentage of loans held for investment and as a percentage of nonperforming loans were 1.18 percent and 121.39 percent, respectively, at June 30, 2006 compared to 1.23 percent and 101.13 percent, respectively, at June 30, 2005.

Noninterest income of $20,441,000 for second quarter 2006 decreased $504,000 or 2.4 percent compared to second quarter 2005. The decrease in noninterest income resulted primarily from a $908,000 special distribution received during second quarter 2005 from the merger of PULSE EFT Association with Discover Financial Services.  In addition, mortgage banking revenues for second quarter 2006 decreased $377,000 compared to second quarter 2005 due to rising interest rates and an increased competitive environment.  These decreases in noninterest income were partially offset by an $858,000 increase in total service charges for second quarter 2006 when compared to second quarter 2005.

Total service charges of $13,063,000 for second quarter 2006 increased $858,000 or 7.0 percent compared to second quarter 2005. The increase in total service charges is primarily attributable to a $431,000 increase in merchant credit and debit card income during second quarter 2006 combined with an increase of $588,000 in non-sufficient funds and return item charges. The increase was partially offset by a $268,000 decrease in service charges on account analysis during second quarter 2006 compared to second quarter 2005 primarily due to an increase in the earnings credit rate.  The earnings credit rate is based on the 90 day Treasury bill rate and is the value attributed to deposits maintained by customers using treasury management products. As the earnings credit rate has increased, the corresponding value given to deposits has increased resulting in customers being able to pay for more services with balances rather than fees.

For the six months ended June 30, 2006, noninterest income was $40,217,000 reflecting a decrease of $5,734,000 or 12.5 percent compared to the corresponding 2005 period. The decrease resulted primarily from an aggregate of $6,160,000 in special distributions received during the first six months of 2005 as a result of the merger of PULSE EFT Association with Discover Financial Services.

Total service charges of $25,436,000 for the six months ended June 30, 2006 increased $1,235,000 or 5.1 percent compared to the corresponding 2005 period.  The increase is primarily attributable to a $938,000 increase in merchant credit and debit card income for the six months ended June 30, 2006 combined with an increase of $248,000 in automated teller machine income.  In addition, non-sufficient funds and return item charges increased $640,000 for the six months ended June 30, 2006 compared to the corresponding 2005 period.  The increase was partially offset by a

$576,000 decrease in account analysis fees due to the increase in the earnings credit rate attributed to deposits maintained by customers using the Company’s treasury management services.

Mortgage banking revenues of $2,625,000 for the six months ended June 30, 2006 decreased $460,000 or 14.9 percent compared to the corresponding 2005 period due to rising interest rates and an increased competitive environment.

Data processing service fees of $4,392,000 for the six months ended June 30, 2006 decreased $380,000 or 8.0 percent compared to the corresponding 2005 period primarily due to a $332,000 nonrecurring termination fee received during first quarter 2005.

Other noninterest income of $1,721,000 for the six months ended June 30, 2006 decreased by $5,973,000 compared to the corresponding 2005 period.  The decrease is primarily due to the above mentioned special distributions from the merger of PULSE EFT Association with Discover Financial Services received during the six months ended June 30, 2005.

Noninterest expense of $44,595,000 for second quarter 2006 increased $5,413,000 or 13.8 percent compared to second quarter 2005. The efficiency ratio was 53.53 percent for second quarter 2006 compared to 49.58 percent for second quarter 2005.

Salaries and employee benefits of $24,365,000 increased $4,755,000 or 24.2 percent during second quarter 2006 compared to second quarter 2005. The increase is attributable to salary increases in the second quarter 2006, increases in pension plan and bonus expense, higher staffing levels in certain departments primarily due to expansion and enhancement of the Company’s Bank Secrecy Act/Anti-Money Laundering compliance program and the effect of expensing stock options.  These increases were partially offset by staff reductions in other areas.  Pension plan and bonus expense was $1,299,000 for second quarter 2006.  During the second quarter 2005, the Company reversed $1,179,000 of pension plan and bonus expense accrued during the first quarter 2005.  Stock-based compensation expense for second quarter 2006 was $919,000.

Other real estate (income) expense, net, was ($354,000) for second quarter 2006 compared to $418,000 for second quarter 2005 primarily due to gains on sales of other real estate recorded in the second quarter 2006.  Other noninterest expense of $11,689,000 increased $1,539,000 or 15.2 percent compared to second quarter 2005.  The increase was primarily due to increased fees for data processing and higher professional fees.

For the six months ended June 30, 2006, noninterest expense was $86,331,000 reflecting an increase of $6,050,000 or 7.5 percent compared to the corresponding 2005 period.  Noninterest expense, annualized, as a percentage of average total assets for the six months ended June 30, 2006 was 2.62 percent, representing a decrease of four basis points when compared to the same 2005 period.  The efficiency ratio was 52.41 percent for the six months ended June 30, 2006 compared to 49.73 percent for the corresponding 2005 period.

Salaries and employee benefits of $47,327,000 increased $5,001,000 or 11.8 percent for the six months ended June 30, 2006 compared to the corresponding 2005 period primarily due to salary increases in the second quarter 2006, increases in pension plan and bonus expense, higher staffing levels in certain departments due to expansion and enhancement of the Company’s Bank Secrecy Act/Anti-Money Laundering compliance program and the effect of expensing stock options.  These increases were partially offset by staff reductions in other areas.  Pension plan and bonus expense was $2,598,000 for the six months ended June 30, 2006 compared to $398,000 for the corresponding 2005 period.  As noted above, the Company reversed $1,179,000 of pension plan and bonus expense in the second quarter 2005.  Stock-based compensation expense for the six months ended June 30, 2006 was $1,405,000.  Salaries and employee benefits, annualized, represented 1.44 percent of average total assets for the six months ended June 30, 2006, an increase of four basis points compared to the corresponding 2005 period.

Occupancy expense, net, of $7,700,000 increased $544,000 or 7.6 percent for the six months ended June 30, 2006 compared to the corresponding 2005 period, primarily due to increases in utilities and property insurance expense.  Other real estate (income) expense, net, was ($253,000) for the six months ended June 30, 2006 compared to $647,000 for the corresponding 2005 period primarily due to gains on sales of other real estate recorded in 2006.  Other noninterest expense of $21,459,000 increased $1,733,000 or 8.8 percent for the six months ended June 30, 2006 compared to the corresponding 2005 period.  The increase was primarily due to increased fees for data processing and higher professional fees.

Financial Condition

Assets totaled $6,846,144,000 at June 30, 2006, reflecting an increase of $619,979,000 or 10.0 percent compared to total assets at June 30, 2005. The increase was primarily attributable to increases in loans held for investment and securities. Loans held for investment of $4,162,284,000 at June 30, 2006 increased $258,434,000 or 6.6 percent from June 30, 2005. Securities of $2,002,662,000 at June 30, 2006 increased $260,835,000 or 15.0 percent from June 30, 2005. Other assets, net, of $352,712,000 at June 30, 2006 included goodwill and identifiable intangibles of $216,078,000.

Deposits increased to $5,478,860,000 at June 30, 2006, up $324,923,000 or 6.3 percent from June 30, 2005.

Shareholders’ equity of $656,155,000 at June 30, 2006 increased $34,531,000 from June 30, 2005, a 5.6 percent increase. The increase primarily resulted from net income for the twelve months ended June 30, 2006 of $80,425,000, partially offset by dividends of $27,265,000 and net unrealized losses on securities available for sale of $24,176,000. The total risk-based, tier 1 risk-based and leverage capital ratios of 12.37 percent, 11.34 percent and 8.26 percent, respectively, at June 30, 2006 substantially exceeded regulatory requirements for a well-capitalized bank holding company.

Asset Quality

Total nonperforming assets of $59,939,000 at June 30, 2006 increased $3,132,000 or 5.5 percent compared to $56,807,000 at June 30, 2005.  At June 30, 2006, total loans held for investment of $4,162,284,000 included $40,445,000 or 0.97 percent classified as nonperforming compared to 1.22 percent at June 30, 2005. This balance of nonperforming loans reflected a decrease of $7,039,000 when compared to nonperforming loans of $47,484,000 at June 30, 2005. The decrease primarily resulted from the foreclosure and charge-off of two loan relationships totaling $8,771,000 that were classified as nonaccrual at June 30, 2005.  These decreases were partially offset by the addition of one nonaccrual loan relationship of $2,519,000 during the period.

Accruing loans 90 days or more past due of $6,844,000 at June 30, 2006 reflected a decrease of $15,769,000 compared to $22,613,000 at June 30, 2005.  The decrease is partially the result of the resolution of a $6,805,000 relationship, the majority of which was paid off.  The borrower involved in  a second relationship totaling $2,444,000 brought the loan current during the second quarter 2006. The majority of a third relationship, totaling $2,837,000, was transferred to foreclosed and other loan related assets and the remainder was paid off.

Foreclosed and other loan related assets of $19,494,000 at June 30, 2006 increased $10,171,000 compared to $9,323,000 at June 30, 2005 primarily as a result of the addition of seven properties totaling $8,457,000.

During the third quarter 2005, in connection with Hurricane Rita, the Company recorded an additional provision to the allowance for loan losses of $2,500,000 for possible losses on loans to borrowers affected by the hurricane. During the second quarter 2006, the Company recorded charge-offs of $314,000 against this allowance. Total charge-offs related to Hurricane Rita taken against this allowance were $1,212,000 at June 30, 2006. Consistent with the Company’s loan policies, as information on loan customers is received and evaluated, the Company will continue to analyze the amount of additional provision for loan losses, if any, that may become necessary to properly account for additional losses sustained by the Company as a result of the hurricane and its aftermath.

OTHER INFORMATION

As previously announced, Texas Regional has signed a definitive merger agreement for the acquisition of the Company by Banco Bilbao Vizcaya Argentaria, S.A. (BBVA).  The definitive agreement has been filed with the Securities and Exchange Commission (SEC), and Texas Regional will also file a proxy statement and other relevant documents concerning the proposed merger transaction with the SEC.  The definitive agreement contains, and the other information will contain, important information concerning the transaction.  Investors are urged to read the definitive agreement and the proxy statement and all other relevant documents filed with the SEC when they become available.  You will be able to obtain the documents at no charge at the website maintained by the SEC at www.sec.gov.  In addition, you may obtain copies of documents filed with the SEC by Texas Regional at no charge by contacting John A. Martin, Chief Financial Officer, Texas Regional Bancshares, Inc., 3900 North Tenth Street, Eleventh Floor, McAllen, Texas  78501.  Mr. Martin can also be reached by telephone at (956) 631-5400.

Texas Regional paid a quarterly cash dividend of $0.14 per common share on July 14, 2006 to common shareholders of record on June 30, 2006. This cash dividend represents an increase of 28.4 percent or $0.031 per common share compared to second quarter 2005.

Texas Regional is a McAllen-based bank holding company whose stock trades on The NASDAQ Stock Market® under the symbol TRBS. Texas State Bank, its wholly owned subsidiary, conducts a commercial banking business through over 70 banking centers across Texas primarily located in the metropolitan areas of Beaumont-Port Arthur, Brownsville-Harlingen-San Benito, Corpus Christi, Dallas, Houston, McAllen-Edinburg-Mission and Tyler.

Additional financial, statistical and business-related information, as well as business trends, is included in a quarterly financial supplement. This release, the financial supplement and other information are available on Texas Regional’s website at www.trbsinc.com. The financial supplement and other information available on Texas Regional’s website can also be obtained at no charge from John A. Martin, Chief Financial Officer at the address and telephone number indicated above.

PARTICIPANTS IN THE SOLICITATION

                Texas Regional Bancshares, Inc., Banco Bilbao Vizcaya Argentaria, S.A., and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Texas Regional’s shareholders in connection with the merger transaction. Information about the directors and executive officers of Texas Regional and their ownership of Texas Regional stock is set forth in the proxy statement for Texas Regional’s 2006 Annual Meeting of Shareholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement for the merger when it becomes available.

FORWARD-LOOKING INFORMATION

This release, the financial supplement, information filed by Texas Regional with the SEC and information on Texas Regional’s website may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from mergers, and information related to Texas Regional’s proposed transaction with BBVA), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions prove incorrect, Texas Regional’s results could differ materially from Texas Regional’s expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information, please see Texas Regional’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at Texas Regional’s website at www.trbsinc.com and the SEC’s website at www.sec.gov.

CONTACT: Glen E. Roney, Chief Executive Officer, or John A. Martin, Chief Financial Officer, at (956) 631-5400, both of Texas Regional.

Texas Regional Bancshares, Inc. and Subsidiaries
Financial Highlights (Unaudited)
(Dollars in Thousands,
Except Per Share Data)

	At / For Three Months Ended
	Jun 30, 2006	Mar 31, 2006	Dec 31, 2005	Sep 30, 2005	Jun 30, 2005
Condensed Income Statements
Interest Income
Loans Held for Investment	$86,781	$82,133	$79,214	$74,803	$70,035
Securities	19,775	18,056	17,166	16,429	15,462
Other Interest-Earning Assets	791	627	583	502	425
Total Interest Income	107,347	100,816	96,963	91,734	85,922
Interest Expense
Deposits	37,950	34,231	30,976	27,731	24,280
Other Borrowed Money	6,529	4,945	4,616	4,357	3,561
Total Interest Expense	44,479	39,176	35,592	32,088	27,841
Net Interest Income	62,868	61,640	61,371	59,646	58,081
Provision for Loan Losses	16,749	4,871	6,143	8,720	5,801
Net Interest Income after Provision for Loan Losses	46,119	56,769	55,228	50,926	52,280
Service Charges on Deposit Accounts	10,041	8,999	8,802	10,082	9,641
Other Service Charges	3,022	3,374	2,600	2,575	2,564
Insurance Commission, Fees and Premiums, Net	1,193	1,006	829	997	979
Trust Fees	1,971	1,901	1,868	1,892	1,904
Mortgage Banking Revenues	1,440	1,185	1,399	1,710	1,817
Realized Gains (Losses) on Sales of Securities Available for Sale, Net	—	(97)	2	475	323
Data Processing Service Fees	2,108	2,284	2,222	2,159	2,148
Loan Servicing Income (Loss), Net	83	(14)	(214)	(352)	3
Other Noninterest Income	583	1,138	1,229	421	1,566
Total Noninterest Income	20,441	19,776	18,737	19,959	20,945
Salaries and Employee Benefits	24,365	22,962	21,224	21,886	19,610
Occupancy Expense, Net	3,831	3,869	3,172	3,749	3,742
Equipment Expense	3,674	3,416	3,439	3,515	3,610
Other Real Estate (Income) Expense, Net	(354)	101	169	305	418
Amortization of Identifiable Intangibles	1,390	1,618	1,597	1,514	1,652
Other Noninterest Expense	11,689	9,770	10,298	10,014	10,150
Total Noninterest Expense	44,595	41,736	39,899	40,983	39,182
Income Before Income Tax Expense	21,965	34,809	34,066	29,902	34,043
Income Tax Expense	7,206	11,798	11,240	10,073	12,129
Net Income	$14,759	$23,011	$22,826	$19,829	$21,914
Per Common Share Data (1)
Net Income—Basic	$0.27	$0.42	$0.42	$0.36	$0.40
Net Income—Diluted	0.27	0.42	0.42	0.36	0.40
Market Value at Period End	37.92	29.49	25.73	26.17	27.71
Book Value at Period End	11.98	11.99	11.75	11.55	11.39
Cash Dividends Declared	0.140	0.140	0.109	0.109	0.109
Share Data (1) (in Thousands)
Basic	54,774	54,714	54,666	54,609	54,565
Diluted	55,191	54,937	54,904	54,909	54,839
Shares Outstanding at Period End (1)	54,788	54,766	54,682	54,654	54,584
Selected Financial Data
Return on Average Assets	0.88%	1.42%	1.42%	1.26%	1.43%
Return on Average Shareholders’ Equity	8.90	14.93	14.17	12.46	14.26
Leverage Capital Ratio	8.26	8.30	8.26	8.11	7.98
Expense Efficiency Ratio (2)	53.53	51.26	49.81	51.48	49.58
TE Net Interest Income (3)	$64,363	$63,004	$62,554	$60,762	$59,002
TE Adjustment (3)	1,495	1,364	1,183	1,116	921
Net Interest Income, as Reported	$62,868	$61,640	$61,371	$59,646	$58,081
TE Net Interest Margin (3)	4.20%	4.26%	4.28%	4.22%	4.23%
Goodwill	$193,093	$193,094	$192,740	$192,729	$194,849
Identifiable Intangibles, Net	22,985	24,191	25,624	27,224	28,553
Trust Assets Held, at Fair Value	2,101,620	2,091,137	1,864,145	1,806,229	1,681,922
Full-Time Equivalent Employees	2,030	1,985	1,954	1,976	2,057

	At / For Three Months Ended
	Jun 30, 2006	Mar 31, 2006	Dec 31, 2005	Sep 30, 2005	Jun 30, 2005
Condensed Balance Sheets
Loans Held for Investment	$4,162,284	$4,104,728	$4,109,615	$3,965,628	$3,903,850
Securities	2,002,662	1,889,781	1,840,780	1,757,143	1,741,827
Other Interest-Earning Assets	71,705	66,707	34,875	23,612	24,306
Total Interest-Earning Assets	6,236,651	6,061,216	5,985,270	5,746,383	5,669,983
Cash and Due from Banks	152,796	139,452	179,829	138,986	141,182
Premises and Equipment, Net	153,081	151,720	149,698	147,084	143,136
Other Assets, Net	352,712	332,618	323,549	322,387	319,886
Allowance for Loan Losses	(49,096)	(51,012)	(50,027)	(51,368)	(48,022)
Total Assets	$6,846,144	$6,633,994	$6,588,319	$6,303,472	$6,226,165
Savings and Time Deposits	$4,401,203	$4,490,466	$4,288,830	$4,222,194	$4,237,210
Other Borrowed Money	678,483	315,960	523,375	499,177	405,888
Total Interest-Bearing Liabilities	5,079,686	4,806,426	4,812,205	4,721,371	4,643,098
Demand Deposits	1,077,657	1,116,110	1,104,501	907,280	916,727
Other Liabilities	32,646	54,938	29,121	43,300	44,716
Total Liabilities	6,189,989	5,977,474	5,945,827	5,671,951	5,604,541
Shareholders’ Equity	656,155	656,520	642,492	631,521	621,624
Total Liabilities and Shareholders’ Equity	$6,846,144	$6,633,994	$6,588,319	$6,303,472	$6,226,165
Condensed Average Balance Sheets
Loans Held for Investment	$4,148,060	$4,098,702	$3,968,329	$3,930,179	$3,876,051
Securities	1,946,720	1,857,850	1,794,995	1,751,516	1,685,893
Other Interest-Earning Assets	47,382	40,974	39,621	36,915	32,545
Total Interest-Earning Assets	6,142,162	5,997,526	5,802,945	5,718,610	5,594,489
Cash and Due from Banks	126,837	145,534	154,007	126,634	130,212
Premises and Equipment, Net	152,122	151,145	147,508	143,910	141,391
Other Assets, Net	338,736	326,776	323,268	321,672	321,237
Allowance for Loan Losses	(50,552)	(52,147)	(51,331)	(48,998)	(48,500)
Total Assets	$6,709,305	$6,568,834	$6,376,397	$6,261,828	$6,138,829
Savings and Time Deposits	$4,424,581	$4,377,604	$4,248,318	$4,238,064	$4,184,552
Other Borrowed Money	508,312	431,765	426,747	445,778	404,928
Total Interest-Bearing Liabilities	4,932,893	4,809,369	4,675,065	4,683,842	4,589,480
Demand Deposits	1,078,883	1,068,266	1,024,204	915,798	902,549
Other Liabilities	32,425	65,991	38,122	30,734	30,556
Total Liabilities	6,044,201	5,943,626	5,737,391	5,630,374	5,522,585
Shareholders’ Equity	665,104	625,208	639,006	631,454	616,244
Total Liabilities and Shareholders’ Equity	$6,709,305	$6,568,834	$6,376,397	$6,261,828	$6,138,829
Nonperforming Assets & Past Due
Loans
Nonaccrual Loans	$40,124	$46,624	$50,218	$38,752	$45,680
Restructured Loans	321	321	2,127	2,127	1,804
Foreclosed and Other Loan Related Assets	19,494	16,981	8,028	9,194	9,323
Total Nonperforming Assets	$59,939	$63,926	$60,373	$50,073	$56,807
Accruing Loans 90 Days or More Past Due	$6,844	$13,706	$11,781	$13,524	$22,613
Net Charge-Offs	18,665	3,886	7,484	5,374	5,092
Net Charge-Offs to Average Loans Held for Investment	1.80%	0.38%	0.75%	0.54%	0.53%

Certain amounts in the prior periods’ presentation have been reclassified to conform to the current presentation. These reclassifications have no effect on previously reported net income.

(1)             Restated to retroactively give effect for the 10% stock dividend declared by the Company during first quarter 2006 and distributed during second quarter 2006.

(2)             Ratio of Noninterest Expense divided by the sum of Net Interest Income and Noninterest Income.

(3)             Tax-equivalent adjustment computed based on a 35% tax rate.

Texas Regional Bancshares, Inc. and Subsidiaries
Financial Highlights (Unaudited)
(Dollars in Thousands,
Except Per Share Data)

	At / For Six Months Ended
	Jun 30,	Jun 30,
	2006	2005
Condensed Income Statements
Interest Income
Loans Held for Investment	$168,914	$136,167
Securities	37,831	29,604
Other Interest-Earning Assets	1,418	859
Total Interest Income	208,163	166,630
Interest Expense
Deposits	72,181	44,518
Other Borrowed Money	11,474	6,619
Total Interest Expense	83,655	51,137
Net Interest Income	124,508	115,493
Provision for Loan Losses	21,620	11,208
Net Interest Income after Provision for Loan Losses	102,888	104,285
Service Charges on Deposit Accounts	19,040	18,781
Other Service Charges	6,396	5,420
Insurance Commission, Fees and Premiums, Net	2,199	1,978
Trust Fees	3,872	3,744
Mortgage Banking Revenues	2,625	3,085
Realized Gains (Losses) on Sales of
Securities Available for Sale, Net	(97)	321
Data Processing Service Fees	4,392	4,772
Loan Servicing Income (Loss), Net	69	156
Other Noninterest Income	1,721	7,694
Total Noninterest Income	40,217	45,951
Salaries and Employee Benefits	47,327	42,326
Occupancy Expense, Net	7,700	7,156
Equipment Expense	7,090	6,933
Other Real Estate (Income) Expense, Net	(253)	647
Amortization of Identifiable Intangibles	3,008	3,493
Other Noninterest Expense	21,459	19,726
Total Noninterest Expense	86,331	80,281
Income Before Income Tax Expense	56,774	69,955
Income Tax Expense	19,004	24,242
Net Income	$37,770	$45,713
Per Common Share Data (1)
Net Income—Basic	$0.69	$0.84
Net Income—Diluted	0.69	0.83
Market Value at Period End	37.92	27.71
Book Value at Period End	11.98	11.38
Cash Dividends Declared	0.280	0.200
Share Data (1) (in Thousands)
Basic	54,744	54,546
Diluted	55,038	54,805
Shares Outstanding at Period End (1)	54,788	54,584
Selected Financial Data
Return on Average Assets	1.15%	1.51%
Return on Average Shareholders’ Equity	11.80	15.07
Leverage Capital Ratio	8.26	7.98
Expense Efficiency Ratio (2)	52.41	49.73
TE Net Interest Income (3)	$127,367	$117,413
TE Adjustment (3)	2,859	1,920
Net Interest Income, as Reported	$124,508	$115,493
TE Net Interest Margin (3)	4.23%	4.27%
Goodwill	$193,093	$194,849
Identifiable Intangibles, Net	22,985	28,553
Trust Assets Held, at Fair Value	2,101,620	1,681,922
Full-Time Equivalent Employees	2,030	2,057

	At / For Six Months Ended
	Jun 30,	Jun 30,
	2006	2005
Condensed Balance Sheets
Loans Held for Investment	$4,162,284	$3,903,850
Securities	2,002,662	1,741,827
Other Interest-Earning Assets	71,705	24,306
Total Interest-Earning Assets	6,236,651	5,669,983
Cash and Due from Banks	152,796	141,182
Premises and Equipment, Net	153,081	143,136
Other Assets, Net	352,712	319,886
Allowance for Loan Losses	(49,096)	(48,022)
Total Assets	$6,846,144	$6,226,165
Savings and Time Deposits	$4,401,203	$4,237,210
Other Borrowed Money	678,483	405,888
Total Interest-Bearing Liabilities	5,079,686	4,643,098
Demand Deposits	1,077,657	916,727
Other Liabilities	32,646	44,716
Total Liabilities	6,189,989	5,604,541
Shareholders’ Equity	656,155	621,624
Total Liabilities and Shareholders’ Equity	$6,846,144	$6,226,165
Condensed Average Balance Sheets
Loans Held for Investment	$4,123,518	$3,867,312
Securities	1,902,530	1,633,892
Other Interest-Earning Assets	44,195	38,014
Total Interest-Earning Assets	6,070,243	5,539,218
Cash and Due from Banks	136,134	136,712
Premises and Equipment, Net	151,636	139,887
Other Assets, Net	332,790	318,019
Allowance for Loan Losses	(51,346)	(48,524)
Total Assets	$6,639,457	$6,085,312
Savings and Time Deposits	$4,401,222	$4,144,416
Other Borrowed Money	470,250	400,523
Total Interest-Bearing Liabilities	4,871,472	4,544,939
Demand Deposits	1,073,604	899,607
Other Liabilities	49,115	29,114
Total Liabilities	5,994,191	5,473,660
Shareholders’ Equity	645,266	611,652
Total Liabilities and Shareholders’ Equity	$6,639,457	$6,085,312
Nonperforming Assets & Past Due Loans
Nonaccrual Loans	$40,124	$45,680
Restructured Loans	321	1,804
Foreclosed and Other Loan Related Assets	19,494	9,323
Total Nonperforming Assets	$59,939	$56,807
Accruing Loans 90 Days or
More Past Due	$6,844	$22,613
Net Charge-Offs	22,551	9,734
Net Charge-Offs to Average Loans Held for Investment	1.10%	0.51%

Certain amounts in the prior periods’ presentation have been reclassified to conform to the current presentation. These reclassifications have no effect on previously reported net income.

(1)             Restated to retroactively give effect for the 10% stock dividend declared by the Company during first quarter 2006 and distributed during second quarter 2006.

(2)             Ratio of Noninterest Expense divided by the sum of Net Interest Income and Noninterest Income.

(3)             Tax-equivalent adjustment computed based on a 35% tax rate.